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SCHEDULE 14A

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PINNACLE AIRLINES CORP.
(Name of registrant as specified in its charter)

WAYNE KING
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Summit, NJ – Wayne King, Private Investor, and Ryan Morris of Meson Capital Partners, LLC, the general partner of Meson Capital Partners, LP (the “Pinnacle Stockholders for Representation”), holders of 1,182,466 shares or 6.18% of the Pinnacle Airlines, Corp. (NASDAQ: PNCL) (“Pinnacle” or the “Company”), today release an open letter to stockholders.

Dear Fellow Pinnacle Stockholders:

In our December 23, 2011 press release, we called on Pinnacle to promptly appoint two stockholder representatives to the board. We were contacted by dozens of individual stockholders and received universal support for our proposal. We encouraged all stockholders to communicate their views directly to Pinnacle. On February 17, 2012 we met with Donald Breeding, Chairman of the Board, and Susan Coughlin, Director and Head of the Nominating and Corporate Governance Committee to discuss the merits of our proposal.

At the meeting, we alerted the Pinnacle representatives to the current outrage among stockholders due to the following:

1.	93% drop in Pinnacle’s market value (currently at $24mm) since January 1, 2007.

2.	Non-performing capital investments of $173mm since January 1, 2007.

3.	A mere 1.09% share ownership by the eight non-employee Directors.

4.	Virtually no shares purchased in the open market by Board members in the last 5 years.

5.	Outsized board compensation vs. market value, compared to peers.

6.	Corporate bylaws designed to entrench current board members.

7.	Lack of transparent communications with stockholders.

Without meaningful ownership at the board level, Pinnacle Stockholders for Representation believes board and stockholder financial incentives are dangerously out of alignment. Warren Buffett insightfully remarked, “Who bothers to take a rental car to the car wash?” By appointing us to the board (stockholders who collectively own 6.18%), the board could immediately begin to correct this critical misalignment. We emphasized to Mr. Breeding and Ms. Coughlin that a rejection of our proposal would force us to engage in an expensive and time consuming proxy contest in which we would nominate three directors for a stockholder vote at the Company’s annual meeting in May 2012.

Our proposal offers Pinnacle’s board a golden opportunity to make a positive, pro-active, stockholder friendly move that would begin rebuilding stockholder trust: a root problem that is easily fixed with stockholder representation on the board.

Regrettably, the board has responded to our proposal with a de-facto rejection, claiming that “it is not the ‘concept’ of adding you to the board that we are struggling with. It is the timing.” In addition to this rejection, the board has disenfranchised stockholders by indefinitely delaying the annual meeting, originally scheduled for May 2012.

We could not disagree more with the board’s stated reason for rejecting our proposal on the basis of bad “timing.” Indeed, we believe strongly that NOW, during this chaotic period for the Company, where decisions with long term consequences for stockholders will be made, is EXACTLY the time when stockholder representation is needed most. An expensive and time-consuming proxy contest is not in the best interest of all parties, yet the board has currently chosen a path of entrenchment that leads directly to it.

We reiterate that we are supportive of CEO, Sean Menke and applaud the progress he is making and the intellectual honesty with which he is approaching the significant hurdles facing Pinnacle. We believe that, by choosing to engage in a proxy contest and not being open to stockholder representation at this critical juncture, the board is dangerously undermining Mr. Menke’s efforts to transform Pinnacle to a sustainable enterprise.

Entrenchment tactics will not work. As one stockholder who contacted us said: “Enough is enough!” Delaware law permits the court to order an annual meeting if management does not call one within 13 months after the previous meeting on May 17, 2011 and we are fully prepared to petition the court to order an annual meeting.

There has never been a more critical time for Pinnacle stockholders to have proper representation. We urge the board to listen to the Company’s stockholders and to accept our proposal today.

Thank you for your support as fellow owners of the Company,

Pinnacle Stockholders for Representation

Investor Contacts:

Wayne King (wayne.king.908@gmail.com), 908-273-3209

Ryan J. Morris (rmorris@mesoncapital.com), 607-216-8905

Stockholders can contact the Pinnacle board at investorrelations@pncl.com

THE PARTICIPANTS IN THE SOLICITATION AND THEIR DIRECT OR INDIRECT INTERESTS IN PINNACLE ARE: DIRECT OWNERSHIP BY WAYNE KING OF 618,664 SHARES OF COMMON STOCK (APPROXIMATELY 3.23% OF PINNACLE’S COMMON STOCK) AND DIRECT AND INDIRECT OWNERSHIP BY RYAN MORRIS, MESON CAPITAL PARTNERS, LP, AND MESON CAPITAL PARTNERS, LLC OF 563,802 SHARES OF COMMON STOCK (APPROXIMATELY 2.95% OF PINNACLE’S COMMON STOCK). WHEN A PROXY STATEMENT IS COMPLETED AND FILED, PINNACLE SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION, AND SECURITY HOLDERS SHOULD RELY ON SUCH PROXY STATEMENT AND NOT ON THIS RELEASE. THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS RELATED TO SOLICITATION OF PROXIES WILL BE AVAILABLE FOR NO CHARGE AT THE SEC’S WEBSITE, WWW.SEC.GOV.